UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2012

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment to Revolving Credit Facility

On October 25, 2012, American Realty Capital Healthcare Trust, Inc. (the “Company”), through its operating partnership, entered into an amendment to its existing revolving credit facility (the “Amended Credit Facility”) with KeyBank National Association. The revolving credit facility's co-lead arrangers are KeyBanc Capital Markets and BMO Capital Markets. The bank group also includes: KeyBank; Bank of Montreal; Regions Bank; Bank of America; and Comerica Bank. The Amended Credit Facility is a $200.0 million revolving credit facility with an increased “accordion feature” to allow the Company, under certain circumstances, to increase the aggregate commitments under the Amended Credit Facility to a maximum of $400.0 million.

The Amended Credit Facility provides for monthly interest payments with all principal outstanding being due on the maturity date on October 25, 2015. The Company will have the option, based upon its corporate leverage, to have the Amended Credit Facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 2.00% to 3.00%; or (b) the Base Rate, plus an applicable margin that ranges from 0.75% to 1.75%.

The remaining material and defined terms of the Amended Credit Facility are set forth in the Company’s Current Report on Form 8-K filed on May 29, 2012 and the revolving credit facility agreement which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q on August 6, 2012.

The description of the Amended Credit Facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the revolving credit facility agreement and the Amended Credit Facility.

A copy of the Company’s press release announcing its entrance into the Amended Credit Facility is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: October 25, 2012	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors